EXHIBIT 10.4
FORM OF

INTER-CREDITOR AGREEMENT
AMERICAN CARESOURCE HOLDINGS, INC.

This creditor agreement (“Agreement”) is made this 30th day of July, 2014 between American CareSource Holdings, Inc., a Delaware corporation (the “Borrower” or the “Company”); John Pappajohn,  Mark Oman, Edward Scanlon, Peter Unanue, Dr. Richard Turner, Matthew P. Kinley, and Matthew Thompson (each individually, a “Guarantor” and collectively, the “Guarantors”).  The Guarantors are guarantors of indebtedness under a credit agreement and related documents between the Borrower and Wells Fargo Bank, N.A. (the “Bank”), dated July 30, 2014, and as the same may be amended from time to time (hereafter the “Note”) in the total amount of five million dollars ($5,000,000), as explained hereafter.

RECITALS

WHEREAS, the Borrower needs to obtain financing of $5,000,000 on certain terms and conditions to be set forth in the Note.

WHEREAS, the Borrower requested that Guarantors guaranty certain indebtedness of the Borrower for an aggregate amount of $5,000,000 on terms and conditions set forth in the Note.  The supply of the guarantees will allow the Borrower to obtain credit on more favorable terms than would otherwise have been available to the Borrower.  Borrower has requested that Guarantors make such guarantees to guarantee the Borrower’s obligations under the Note.

WHEREAS, Guarantors have agreed to guarantee payment of the Note in the aggregate principal amount of $5,000,000.

WHEREAS, the Company has agreed that Guarantors should have all rights of subrogation under any and all security agreements, financing statements, patent filings and other collateral documents (collectively, the “Security Documents”) given by the Company to the Bank under the Security Documents1.

WHEREAS, it is the desire of the Guarantors and the Company to execute this Agreement for the purpose of defining their rights with respect to the Borrower’s assets and for the purpose of defining the respective rights of each Guarantor.

NOW, therefore in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.            Rights under Security Agreement.       The Company has promised to pay the Bank the collective amount of $5,000,000, plus interest, costs, and attorney fees.    The Company has agreed that, in the event that any Guarantor is called upon to make payment to the Bank, such Guarantor (or Guarantors) is subrogated to all rights of the Bank under the Security Documents.  Further, the Company agreed that each Guarantor is a “secured party” under the security agreement and all Security Documents.

2.            Promise to pay; Equity Offering2.        The Company promises to pay the Bank, on demand, the full amount permitted by any underwriters with proceeds of any equity offering by the Borrower.  In the event that the Underwriters do not agree to allow repayment of the full $5,000,000 of debt (or such lesser amount that is then outstanding), the parties hereto agree that such lesser amount shall be paid to the Bank and thereby reduce each Guarantor’s Proportionate Share Percentage as defined in Exhibit A attached hereto.

1 Confirm doing this does not breach agreements with bank.
2 Consider if it is necessary to reference public offering and repayment in this document; should not any payment reduce the proportional share (which is covered below).

3.            Guarantor Agreements.           The Guarantors agree that any payments or reductions of the Note shall reduce their guaranty proportionately compared to all other guarantees.  In addition, each Guarantor agrees that if the Bank demands payment of the Note from the Guarantors, each Guarantor will pay his Proportionate Share Percentage of such demand.

4.            Consideration.          In order to induce the Guarantors to provide the guarantees for the $5,000,000 of indebtedness of the Company, the Guarantors shall be issued, upon the execution of this Agreement and the Note and Security Documents, a warrant to purchase Eight Hundred Thousand (800,000) shares of the common stock of the Borrower at an exercise price of Three Dollars and _____ Cents ($3.__) per share.  The warrant shall be in the form attached hereto as Exhibit B and allocated to the Guarantors in accordance with Exhibit A.

5.            Legal fees, costs, and expenses.  The Company agrees that it is ultimately responsible for all reasonable costs and expenses, including reasonable attorney’s fees incurred by the Bank and each Guarantor with respect to this Agreement, promissory notes, and security agreements that are attendant with these obligations, and all fees and other charges incurred by the Bank and each Guarantor related to this transaction.  All such fees for which the Company is responsible will be paid by the Company to such Guarantor immediately upon demand.

6.            Miscellaneous.  This Agreement may be executed in one or more identical counterparts which when executed by all parties shall constitute one and the same agreement.   This Agreement may be executed by fax or other electronic means (such as .pdf or .tiff).  This Agreement remains in full force and effect even if the underlying promissory notes, security agreement, financing statements, or other documents executed between the Company and the Bank or the Company and the Guarantors are extended, modified, or changed in any way.  It is the intent of the parties that if additional financing is obtained by the Company pursuant to essentially the same agreement, that this Agreement remains in full force and effect.

This Agreement may be specifically modified only by written agreement and cannot be assigned without the express written permission of the other parties to this Agreement.

Words and phrases contained in this Agreement shall be construed as singular or plural in number and in the masculine, feminine or neutered gender according to the context in which such words and phrases appear.

This Agreement shall be construed under the internal laws of the State of Iowa without regard of any conflicts of law provision.

If for any reason any provision of this Agreement shall be inoperative the validity and effect of other provisions shall not be affected thereby.

            This Agreement contains the entire agreement of the parties, integrates all terms and conditions mentioned and are incidental to this Agreement and supercedes all prior negotiations and writings and any other previous understanding regarding the parity between the parties to this Agreement.  No modifications or waiver of any provisions of this Agreement shall be valid unless signed in writing by all parities hereto.

American CareSource Holdings, Inc.

By:
Name:	Dr. Richard Turner
Title:	Chairman & CEO

John Pappajohn, Guarantor

Mark Oman, Guarantor

Edward Scanlon, Guarantor

Peter Unanue, Guarantor

Matthew P. Kinley, Guarantor

Dr. Richard Turner, Guarantor

Matthew Thompson, Guarantor

INTER-CREDITOR AGREEMENT
AMERICAN CARESOURCE HOLDINGS, INC.

EXHIBIT A
Allocation to Guarantors

Guarantor	Guaranty Amount	Proportionate Share %	Warrants
John Pappajohn	$2,750,000	55.0%	440,000
Mark Oman	$1,000,000	20.0%	160,000
Ed Scanlon	$500,000	10.0%	80,000
Peter Unanue	$250,000	5.0%	40,000
Matthew P. Kinley	$250,000	5.0%	40,000
Dr. Richard Turner	$150,000	3.0%	24,000
Matthew Thompson	$100,000	2.0%	16,000
Total	$5,000,000	100%	800,000

INTER-CREDITOR AGREEMENT
AMERICAN CARESOURCE HOLDINGS, INC.

EXHIBIT B
Form of Warrant Agreement